Exhibit 99.1

 FOR IMMEDIATE RELEASE                CONTACT:
                                                                     Mike Van Handel
                                                                     ManpowerGroup
                                                                     + 1.414.906.6305
                                                     michael.vanhandel@manpowergroup.com

ManpowerGroup Announces Pricing of Six-Year euro 350 Million Notes

MILWAUKEE (13 JUNE 2012) – ManpowerGroup (NYSE: MAN) today announced that it has successfully priced its offering of euro 350 million senior notes. The notes, which will be due June 22, 2018, carry a 4.5% annual coupon, and were priced at 99.974% to yield 4.505%. The offering is expected to settle on June 22, 2012.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which such offering would be unlawful. Any offers of securities will be made only by means of a private offering circular. The notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.